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                                                                    EXHIBIT 99.1
                     [TANDY BRANDS ACCESSORIES, INC. LOGO]


TANDY BRANDS ACCESSORIES, INC.                  LIPPERT/HEILSHORN & ASSOC., INC.
J.S.B. Jenkins                                  Harriet C. Fried
President/Chief Executive Officer               Assistant Vice President
(817) 548-0090                                  (212) 838-3777
britt_jenkins@tandybrands.com                   harriet@lhai.com or www.lhai.com




             TANDY BRANDS ACCESSORIES ANNOUNCES UPDATED GUIDANCE ON
                              THIRD QUARTER RESULTS

ARLINGTON, TX, APRIL 12, 2001 -- TANDY BRANDS ACCESSORIES, INC. (NASDAQ NM:
TBAC) today announced updated guidance on results for the third quarter of 2001. For the period, the company expects to meet or exceed its previous net sales guidance of $35 million to $37 million. However, due to lower than projected margins and higher than projected selling, general and administrative expenses, earnings for the third quarter are projected to range between $0.03 and $0.05 per diluted share versus previous guidance of $0.16 to $0.18.

J.S.B. Jenkins, president and chief executive officer, commented, "Our sales mix has been skewed more than we anticipated to lower margin products targeted to mass merchants. The soft retail economy has affected our department store and chain retail customers, resulting in lower than anticipated replenishment orders, causing pressure on our gross margins and increasing customer allowances and advertising expenses. Unless the retail economy improves, we anticipate similar pressures in our fourth quarter."

         Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.